UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NU SKIN ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 9, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 4:00 p.m., Mountain Daylight Time, on May 9, 2002 at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

         1.     To elect a Board of Directors consisting of ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

         2.     To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

         3.     To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 1, 2002 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

         You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date, and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/Blake M. Roney
BLAKE M. RONEY
Chairman of the Board

Provo, Utah, April 12, 2002

PROXY STATEMENT

NU SKIN ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MAY 9, 2002

SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on May 9, 2002 at 4:00 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to the Company's stockholders on or about April 12, 2002.

         All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

(1)	The election of the ten nominees to the Board of Directors listed in the proxy; and

(2)	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

         If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

         Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

         The Company will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. The Company's regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation.

OUTSTANDING SHARES AND VOTING RIGHTS

         Only stockholders of record at the close of business on April 1, 2002 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 34,072,073 shares of the Company's Class A Common Stock and 48,307,039 shares of the Company's Class B Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote and each outstanding share of Class B Common Stock shall be entitled to ten votes on each matter submitted to a vote of the stockholders at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting. Certain subsidiaries of the Company hold an aggregate of approximately 203,000 shares of the Class A Common Stock. In accordance with the General Corporate Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum. The Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock" in this Proxy Statement.

         In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 18, 2002 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock, (ii) each of the Company's directors, (iii) each of the Company's current executive officers whose names appear in the summary compensation table under the caption "Executive Compensation," and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, and each share of Class B Common Stock automatically converts into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a permitted transferee as defined in the Company's Certificate of Incorporation.

	Class A Common Stock		Class B Common Stock		Voting Power
Directors, Executive Officers, 5% Stockholders	Number	%	Number	%	%
Blake M. and Nancy L. Roney (1)	4,520,782	13.4	16,051,878	33.0	31.7
Nedra D. Roney (2)	4,122,091	12.2	9,022,581	18.6	18.1
Sandra N. Tillotson (3)	2,494,412	7.4	6,967,557	14.3	13.9
Craig S. Tillotson(4)	676,171	2.0	3,886,421	8.0	7.6
R. Craig Bryson(5)	1,238,807	3.7	3,818,741	7.9	7.6
Steven J. Lund(6)	733,865	2.2	2,639,385	5.4	5.2
Brooke B. Roney(7)	707,778	2.1	2,675,322	5.5	5.3
Max L. Pinegar(8)	50,327	*	––	––	*
Daniel W. Campbell(9)	32,500	*	––	––	*
E.J. "Jake" Garn(9)	32,500	*	––	––	*
Paula F. Hawkins(9)	32,500	*	––	––	*
Andrew D. Lipman(10)	29,500	*	––	––	*
Takashi Bamba(11)	79,250	*	––	––	*
All directors and officers as a group (21 persons)(12)	9,613,105	28.5	28,334,142	58.3	56.3

*Less than 1%

(1)	Includes 4,504,205 shares of Class A Common Stock and 15,203,070 shares of Class B Common Stock held by a family limited liability company, in which Blake M. Roney has sole voting and investment control over 50% of such securities and may be deemed to share voting and investment control over the other 50% with his spouse, Nancy L. Roney. Also includes 16,577 shares of Class A Common Stock and 672,643 shares of Class B Common Stock held indirectly by Blake M. and Nancy L. Roney as co-trustees and with respect to which they share voting and investment power; and 176,165 shares of Class B Common Stock held indirectly by Blake M. Roney as trustee and with respect to which he has sole voting and investment power.

(2)	Includes 235,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which Ms. Roney shares voting and investment power.

(3)	Includes 250,000 shares of Class A Common Stock held indirectly as trustee and with respect to which Ms. Tillotson has sole voting and investment power; 25,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which she shares voting and investment power; and 500,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power.

(4)	Includes 60,000 shares of Class A Common Stock and 52,500 shares of Class B Common Stock held indirectly as trustee and with respect to which Mr. Tillotson has sole voting and investment power; 148,166 shares of Class A Common Stock and 31,600 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which he has sole voting and investment power.

(6)	Includes 655,169 shares of Class A Common Stock and 2,519,751 shares of Class B Common Stock held by a family limited liability company in which Mr. Lund retains voting and investment control over 50% of such securities and may be deemed to share voting and investment control with his spouse, Kalleen Lund, with respect to the other 50%; 102,763 shares of Class B Common Stock held indirectly as trustee and with respect to which he has sole voting and investment power; and 78,696 shares of Class A Common Stock and 16,871 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his spouse.

(7)	Includes 686,337 shares of Class A Common Stock and 2,642,665 shares of Class B Common Stock held by a family limited liability company in which Mr. Roney retains voting and investment control over 50% of such securities and may be deemed to share voting and investment control with his spouse, Denise Roney, with respect to the other 50%; and 21,441 shares of Class A Common Stock and 32,657 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his spouse.

(8)	Includes 24,000 shares of Class A Common Stock that may be acquired by Mr. Pinegar pursuant to presently exercisable non-qualified stock options.

(9)	Includes 30,000 shares of Class A Common Stock that may be acquired by each of Mr. Campbell, Mr. Garn and Ms. Hawkins pursuant to presently exercisable non-qualified stock options.

(10)	Includes 25,000 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to presently exercisable non-qualified stock options.

(11)	Includes 66,250 shares of Class A Common Stock that may be acquired by Mr. Bamba pursuant to presently exercisable non-qualified stock options.

(12)	Includes 1,001,530 shares of Class A Common Stock that may be acquired upon exercise of presently exercisable options.

PROPOSAL 1
ELECTION OF DIRECTORS

         Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of 11 directors, with the number being designated by the Board of Directors. In November 2001, the Board increased the size of the Board from nine members to ten members and appointed Takashi Bamba, President of Nu Skin Japan, to serve as a director. Each of the nominees for election to the Board of Directors is currently serving as a director of the Company and, except for Takashi Bamba, was previously elected to his or her present term of office by the stockholders of the Company.

         Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The ten nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the ten nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
EACH OF THE TEN NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

         Set forth below are the name, age, and business experience of each of the ten nominees for election as directors of the Company.

         Blake M. Roney, 44, has served as Chairman of the Board since the Company's inception in 1996. Mr. Roney was a founder of Nu Skin International, Inc. ("NSI") in 1984 and served as its Chief Executive Officer and President until the Company's acquisition of NSI in March 1998. Since the Company's acquisition of NSI, Mr. Roney retained his position as Chairman of the Board of the Company and each of its subsidiaries. He received a B.S. degree from Brigham Young University.

         Steven J. Lund, 48, has been President, Chief Executive Officer, and a director of the Company since its inception in 1996. Mr. Lund was a founding shareholder of NSI and served as the Executive Vice President of NSI until the Company's acquisition of NSI. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

         Sandra N. Tillotson, 45, has served as a director of the Company since its inception and as Senior Vice President since May 1998. Ms. Tillotson was a founding shareholder of NSI and served as a Vice President of NSI from its formation until the acquisition of NSI. She earned a B.S. degree from Brigham Young University.

         Brooke B. Roney, 40, has served as a director of the Company since its inception. Mr. Roney has been a Senior Vice President of the Company since May 1998. He was a founding shareholder of NSI and served as a Vice President and director of NSI until the Company's acquisition of NSI.

         Max L. Pinegar, 70, has served as a director of the Company since its inception. Mr. Pinegar has served as a Senior Vice President of the Company since January 2000 when he came out of retirement. Mr. Pinegar previously served as a Senior Vice President of the Company from May 1998 until his retirement in November 1998. Prior to retirement, he served as General Manager and Vice President of NSI. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

         Daniel W. Campbell, 47, has served as a director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

         E.J. "Jake" Garn, 69, has served as a director of the Company since March 1997. Senator Garn has been the managing director of Summit Ventures, LLC, a lobbying firm, since the beginning of 2000. He previously served as the Vice Chairman of Huntsman Corporation, one of the largest privately held companies in the United States, from 1993 to the beginning of 2000. He currently serves on the boards of directors of Morgan Stanley Funds, a mutual fund company; United Space Alliance Board, a prime contractor for the space shuttle; Franklin Covey & Co., Inc., a provider of time management seminars and products; BMW Bank of North America, an industrial loan corporation; and Escrow Bank USA, an industrial loan corporation. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

         Paula F. Hawkins, 75, has served as a director of the Company since March 1997. Senator Hawkins has been the President of Paula Hawkins & Associates, Inc., a management consulting company, since 1988. From 1980 to 1987, Senator Hawkins was a member of the United States Senate and served on numerous Senate Committees.

         Andrew D. Lipman, 50, has served as a director of the Company since May 1999. Since 1988, Mr. Lipman has been a partner and head of the Telecommunications Group of Swidler Berlin Shereff Friedman, LLP, a Washington, D.C. law firm. He is currently Vice Chairman of the firm. From 1987 to 1997, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs for MFS Communications, Co., a competitive telecommunications provider. He also currently serves as a member of the boards of directors of: DSET Corporation, a software provider to competitive local telephone carriers; NHC Corporation, a telecommunications equipment manufacturer; Allegiance Telecom, a provider of local and long distance telecommunications to business customers; and TMNG Inc., a telecommunications-related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford University. Mr. Lipman's law firm provides legal services to the Company from time to time.

         Takashi Bamba, 66, has served as a director since November 2001 and has served as President and/or General Manager of Nu Skin Japan Company, Ltd. ("Nu Skin Japan") since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba was President and Chief Executive Officer of Avon Products Co., Ltd., the publicly traded Japanese subsidiary of Avon Products, Inc., from 1988 to 1993. Mr. Bamba also currently serves as a director of the Japan Direct Selling Association. He received a B.A. degree from Yokohama National University.

         Blake M. Roney and Brooke B. Roney are brothers. The Company is not aware of any other family relationships among any directors or executive officers. The Certificate of Incorporation of the Company contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Board of Directors Meetings and Committees

         The Board of Directors held six meetings during the fiscal year ended December 31, 2001. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

         The Company has standing Audit, Compensation, and Executive Committees, but has not established a Nominating Committee.

         The Audit Committee members are Daniel W. Campbell, E.J. "Jake" Garn, Paula F. Hawkins, and Andrew D. Lipman. Mr. Campbell is the Chairman of the Audit Committee. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the activities and the reports of the independent public accountants, reviewing the independence of the independent public accountants, and examining the adequacy of the Company's internal controls and internal auditing methods and procedures. Each member of the Audit Committee is independent within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met seven times during 2001.

         The Compensation Committee members currently consist of Daniel W. Campbell, E.J. "Jake" Garn, Paula F. Hawkins and Andrew D. Lipman. Mr. Campbell is the Chairman of the Compensation Committee. The Compensation Committee's responsibilities include, among other things, establishing the salaries, bonuses, and other compensation to be paid to the Company's executive officers and administering the Company's Second Amended and Restated 1996 Stock Incentive Plan. The Compensation Committee met six times during 2001.

         The Executive Committee members are Blake M. Roney and Steven J. Lund. Mr. Roney is the Chairman of the Executive Committee. The duties of the Executive Committee are, to the extent authorized by the Board of Directors, to exercise all the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company. The Executive Committee met numerous times during 2001.

Compensation of Directors

         Each director who does not receive compensation as an officer or employee of the Company or its affiliates is entitled to receive an annual fee of $35,000 for serving on the Board of Directors, a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings.

         In addition, directors may be granted options or stock bonus awards under the Second Amended and Restated 1996 Stock Incentive Plan. On May 10, 2001, the Company granted each of E.J. "Jake" Garn, Paula F. Hawkins, Daniel W. Campbell, and Andrew D. Lipman options to acquire 7,500 shares of Class A Common Stock under the Second Amended and Restated 1996 Stock Incentive Plan at an exercise price of $6.90 per share. All of such options vest on the day before the next annual meeting of the stockholders following the date of grant. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on May 10, 2001, the date of the grant. Each of the non-employee directors of the Company will receive a stock option grant for 7,500 shares of Class A Common Stock on the date of the Annual Meeting in 2002.

EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company and Presidents of the Company's key subsidiaries as of March 18, 2002 were as follows:

Name	Age	Position
Blake M. Roney	44	Chairman of the Board
Steven J. Lund	48	President and Chief Executive Officer
Sandra N. Tillotson	45	Senior Vice President
Brooke B. Roney	40	Senior Vice President
Max L. Pinegar	70	Senior Vice President
Corey B. Lindley	37	Executive Vice President and Chief Financial Officer
M. Truman Hunt	43	Executive Vice President, Secretary and General Counsel
Lori H. Bush	45	President, Nu Skin
Joseph Y. Chang	49	President, Pharmanex
Richard W. King	45	Chief Information Officer and President, Big Planet
Mark L. Adams	50	Vice President, Finance and Administration
Michael D. Smith	56	Regional Vice President, South Asia and Pacific
Mark A. Wolfert	45	Regional Vice President, Americas and Europe
Robert S. Conlee	35	Regional Vice President, North Asia and Taiwan
Takashi Bamba	66	President, Nu Skin Japan
John Chou	56	President, Nu Skin Taiwan
Scott E. Schwerdt	44	General Manager, United States

         Set forth below is the business background of each of the executive officers of the Company. Information on the business background of each of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Brooke B. Roney, Max L. Pinegar, and Takashi Bamba is set forth previously under the caption "Election of Directors."

         Corey B. Lindley has been the Chief Financial Officer of the Company since it was formed in September 1996 and has been an Executive Vice President since January 2000. From 1993 to 1996, he served as Managing Director, International, of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte & Touche LLP. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

         M. Truman Hunt has served as Vice President and General Counsel since May 1998. In January 2000, he was appointed to serve as an Executive Vice President. He served as Vice President of Legal Affairs and Investor Relations from September 1996 until May 1998. He also served as Counsel to the President of NSI from 1994 until 1996. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

         Lori H. Bush was appointed as the President of Nu Skin, the Company's personal care product division, in May 2001. Prior to such appointment, she served as Vice President, Marketing (Nu Skin Division) from February 2000 until her appointment as President of the Nu Skin Division. Prior to joining the Company, Ms. Bush served as Executive Director, Worldwide, Johnson & Johnson Consumer Products from June 1998 until February 2000. Ms. Bush also served as Vice President, Professional

Marketing for Neutrogena, a Johnson & Johnson company, from May 1993 until June 1998. Ms. Bush received a B.S. degree from Ohio State University and an M.B.A. from Temple University.

         Joseph Y. Chang was appointed as the President of Pharmanex, the Company's nutritional supplement division, in April 2000. Prior to such appointment, Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000. He was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development stage company in the biotechnology industry, from 1994 until 1997. Dr. Chang has nearly 20 years of pharmaceutical experience. He received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London.

         Richard W. King has served as the President of Big Planet, the Company's technology division, since its formation in October 1997. Mr. King was appointed to serve as the Chief Information Officer of the Company in January 2000. From August 1996 to September 1997, Mr. King was President of Night Technologies International, Inc. From August 1993 to April 1996, Mr. King was an Executive Vice President of Novell, Inc., a leading network software company, where he had responsibility over NetWare, Novell's flagship product. Mr. King received a B.S. degree in Computer Science from Brigham Young University.

         Mark L. Adams has served as Vice President, Corporate Services for the Company since May 2001. From January 2000 to May 2001 he served as Vice President, Finance and Administration. He joined NSI in 1994 and has previously held positions as Vice President of Corporate Services, Vice President of Finance, and International Controller. Mr. Adams also worked for eight years in the audit division of Arthur Andersen LLP in Salt Lake City. Mr. Adams earned a B.S. and an M.S. degree from Brigham Young University.

         Michael D. Smith has been Regional Vice President, South Asia and Pacific and Vice President, Global Government Affairs for the Company since September 2001. From December 1997 until September 2001, Mr. Smith served as Regional Vice President of North Asia and as Vice President of Global Government Affairs. Mr. Smith also served as Vice President of Operations for the Company from September 1996 until December 1997. He served previously as Vice President of North Asian Operations for NSI. In addition, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

         Mark A. Wolfert has been Regional Vice President, Americas and Europe since May 2001. Prior to serving in this position, Mr. Wolfert served as the Vice President of New Market Development and Latin America Operations for the Company from January 1999 through May 2001. Mr. Wolfert was a Senior Director of New Market Development for the Company from December 1996 through January 1999. Prior to such time, Mr. Wolfert served as an attorney for the Company. Prior to joining the Company, Mr. Wolfert practiced law. Mr. Wolfert received a B.A. degree from the University of Utah and a J.D. degree from Brigham Young University.

         Robert S. Conlee was appointed to serve as the Regional Vice President, North Asia in May 2001 and Taiwan in September 2001. Prior to May 2001, he served in various capacities for the Company from 1996 to May 2001, including Vice President of Operations in Japan, Senior Vice President, Market and Sales, Pharmanex Division, and Chief Operating Officer, Pharmanex Division. Mr. Conlee has a B.A. degree from Brigham Young University and an M.B.A. degree from Temple University (Tokyo Campus).

         John Chou has served as President and/or General Manager of Nu Skin Taiwan, Inc. ("Nu Skin Taiwan") since 1991. Prior to joining Nu Skin Taiwan in 1991, Mr. Chou spent 21 years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan, and Universal PR Co. Mr. Chou served as the Chairman of the Taiwan ROC Direct Selling Association from 1997 to 2000. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.

         Scott E. Schwerdt was appointed General Manager, United States in May 2001. Prior to such appointment, Mr. Schwerdt served as Chief Operating Officer of Big Planet from the end of 1998 through May 2001. He also served as the Vice President of Europe for the Company from February 1997 to December 1998. Mr. Schwerdt has held several other positions since joining the Company in 1988. Mr. Schwerdt earned a B.A. degree in international relations from Brigham Young University.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors, and greater than 10% beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001 the Company's officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Richard King filed two late reports on Form 4 relating to two dividend reinvestments and Robert Conlee filed one late report on Form 4 relating to one dividend reinvestment. These transactions occurred automatically without the knowledge of the reporting persons.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1999, 2000 and 2001 of those persons who were the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation

Blake M. Roney	2001	$ 750,000	$ 371,404	—	—	$ 3,259(1)
Chairman of the Board	2000	791,666	85,702	—	—	3,272
	1999	833,333	—	—	—	3,272

Steven J. Lund	2001	750,000	371,404	—	—	3,007(1)
President and Chief Executive Officer	2000	791,666	85,702	—	—	3,019
	1999	1,000,000	—	—	—	3,019

Sandie N. Tillotson	2001	400,000	197,067	—	—	1,920(1)
Senior Vice President	2000	463,768	54,057	—	—	1,928
	1999	500,000	—	—	—	1,928

Brooke B. Roney	2001	400,000	197,067	—	—	—
Senior Vice President	2000	463,768	54,057	—	—	—
	1999	500,000	—	—	—	—

Takashi Bamba	2001	371,299	186,786	—	30,000	—
President, Nu Skin Japan	2000	392,608	35,568	—	30,000	—
	1999	397,727	15,783	—	30,000	3,450(2)

(1)	Consists of term life insurance payments in 1999, 2000 and 2001.

(2)	Annual premium for insurance policy.

         The following table sets forth certain information with respect to grants of stock options pursuant to the Second Amended and Restated 1996 Stock Incentive Plan during 2001 to the Named Officers.

Option Grants in Last Fiscal Year(1)

Name	Number of Securities Underlying Options Granted (Shares)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2) 5% 10%
Blake M. Roney	0	—	—	—	—	—

Steven J. Lund	0	—	—	—	—	—

Sandra N. Tillotson	0	—	—	—	—	—

Brooke B. Roney	0	—	—	—	—	—

Takashi Bamba	15,000	1.5%	$ 8.20	2/28/11	$ 77,354	$ 196,030
	15,000	1.5%	$ 6.85	8/31/11	$ 64,618	$ 163,757

(1)	All options granted become exercisable in four equal annual installments beginning on the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events, and are not transferable. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises depend upon the future financial performance of the Company, overall market conditions, and the option holder’s continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the Class A Common Stock from the date of grant.

        The following table sets forth certain information with respect to unexercised options held by the Named Officers as of December 31, 2001. No options were exercised by any of the Named Officers in 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Blake M. Roney	0	0	$ 0	$ 0

Steven J. Lund	0	0	0	0

Sandra N. Tillotson	0	0	0	0

Brooke B. Roney	0	0	0	0

Takashi Bamba	66,250	83,750	18,488	83,963

(1)	Based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 2001 ($8.75).

Employment Agreements

         Mr. Bamba is employed as the President of Nu Skin Japan at an annual salary of approximately 45,150,000 yen (approximately US$371,000 based on average exchange rates in 2001). This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan, and participation in a retirement plan offered by Nu Skin Japan, which provides for a retirement payment in an amount determined by multiplying the final monthly salary of Mr. Bamba by the number of years employed multiplied by two. An additional amount of up to 25% of this amount can also be paid at the discretion of the Board of Nu Skin Japan. Mr. Bamba also has the right under his employment agreement to have Nu Skin Japan purchase a country club membership and pay related dues, although he has not exercised this right.

Compensation Plans

         The Company has adopted cash bonus incentive plans for its employees, including the executive officers of the Company. Under the current cash bonus incentive plan, an executive officer receives a bonus based on the operating results of the Company compared to targeted performance measures. The bonus is measured and paid quarterly. The Company has also, from time to time, paid discretionary cash bonuses to executives based on local market and individual performance. The Company has also historically paid a discretionary year-end payment to all of its employees as more fully described in the Compensation Committee Report.

         The Company also maintains two deferred compensation plans for certain of its executive officers. Under the first plan, $12,000 is accrued as deferred compensation each year. The total amount of deferred compensation vests after the earlier of (i) ten years from the date of employment with the Company, and (ii) the executive officer attaining age 60. Under the second plan, an amount equal to a set percentage of an executive officer's salary is accrued as deferred compensation. The total amount of deferred compensation under this plan vests after the earlier of (x) 20 years from the date of employment with the Company, and (y) the executive officer attaining age 60.

COMPENSATION COMMITTEE REPORT

         This Compensation Committee Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Chairman of the Board, the Chief Executive Officer, and the executive officers that report directly to the Chairman of the Board or the Chief Executive Officer (collectively, for purposes of this Report, the "Executive Officers") during the fiscal year ended December 31, 2001.

         Compensation Policy. The Company's policy with respect to executive compensation has been designed to:

•	Ensure the Company's compensation programs enable it to recruit, retain, and motivate a group of talented and diverse domestic and international executives;

•	Provide competitive, flexible compensation arrangements that adequately reward for significant achievement;

•	Ensure that executive compensation is economically defensible and consistent with corporate performance; and

•	Align the interests of the Executive Officers with those of the Company's stockholders with respect to short-term operating goals and long-term increases in the price of the Company's Class A Common Stock.

         The Compensation Committee is responsible for reviewing and approving all compensation paid by the Company to the Executive Officers. In this capacity, the Compensation Committee determines the timing, pricing, and amount of all such bonuses and awards granted under the plans. Members of the Compensation Committee also administer the Second Amended and Restated 1996 Stock Incentive Plan. As such, the Compensation Committee establishes the timing and terms of all equity awards granted to both Executive Officers of the Company as well as all other employee awards.

         Components of Compensation. The components of the Company's current compensation program consists of (i) base salary, (ii) short-term incentives in the form of cash bonus payments, (iii) long-term incentives in the form of equity awards, and (iv) certain other benefits provided to the Company's Executive Officers. These components and the relationship of each component of compensation to the Company's performance are discussed below.

         Base Salary. The Compensation Committee is responsible for establishing the base salary for the Executive Officers and approving any changes or adjustments to base salary. In reviewing and approving base salaries and any adjustments paid to Executive Officers, the Compensation Committee considers various factors including (i) salaries provided by similarly sized companies or companies within the Company's industry; (ii) the nature of each Executive Officer's responsibilities, capabilities and contributions; (iii) an evaluation of the Company's financial and securities market performance; and (iv) with respect to Executive Officers other than the Chairman of the Board and the Chief Executive Officer, the recommendation of the Chairman of the Board and the Chief Executive Officer. The Compensation Committee does not assign any specific weights to these factors, but it places a greater emphasis on the salaries provided by other companies to ensure that the salaries provided by the Company are competitive, enabling the Company to attract and retain qualified and effective Executive Officers. In connection with this process, the Compensation Committee reviews and considers compensation surveys prepared for the Compensation Committee by independent consulting firms. The Compensation Committee believes that the base salaries for the Company's Executive Officers are reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

         Annual Incentive Compensation. The Compensation Committee policy is to maintain a significant portion of Executive Officers' compensation at risk, tied to the financial performance of the Company. In furtherance of this objective, the Company has established formal annual incentive plans that provide for cash bonuses based on the achievement of targeted levels of revenue and operating income determined on a constant currency basis. The amount of the bonus that can be earned under these plans is fixed by a formula and is based on the degree to which the targeted performance measures have been met or exceeded. A bonus was paid to Executive Officers under these plans based on the performance of the Company during the second, third, and fourth quarters of 2001. The Compensation Committee also has retained the right to make discretionary bonuses to Executive Officers for extraordinary performance and other factors. The Compensation Committee believes the incentive compensation plans for its Executive Officers reward those individuals for achieving or exceeding the Company's goals and targeted objectives, thus benefiting the Company and its stockholders. The Compensation Committee believes the achievement of these goals and targeted objectives will dictate, in large part, the Company's future operating results. The Compensation Committee believes that providing incentive-based compensation fairly and adequately compensates individuals in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

         The Company has also historically made a year-end payment to corporate employees in the form of a gift certificate or similar merchant credit arrangement or cash in an amount equal to a percentage of each employee's base salary (approximately two-weeks' salary). The amount of this year-end payment made to the Named Executive Officers is included in the bonus column of the Summary Compensation Table.

         Equity Awards. The Compensation Committee has adopted a compensation policy that is designed to encourage Executive Officers to manage from the perspective of owners with an equity stake in the Company. The Compensation Committee ties a portion of the total compensation of Executive Officers to the long-term financial performance of the Company through the grant of equity awards, primarily stock options. The Company has adopted the Second Amended and Restated 1996 Stock Incentive Plan that provides the members of the Compensation Committee with the discretion to grant equity incentive awards to key employees of the Company. The members of the Compensation Committee have the complete authority to determine the persons to whom awards will be made and the nature and size of such awards. The Second Amended and Restated 1996 Stock Incentive Plan provides for options, stock appreciation rights, contingent stock awards, and restricted stock awards. The members of the Compensation Committee determine the number of awards to be granted and the persons who are to receive such awards on a subjective basis, taking into consideration several factors including the level of options generally granted by similarly sized companies or companies within the Company's industry for similar positions, the anticipated value of the Company's stock if financial and operating targets are met, individual salaries and individual performance, and recommendations of the Chairman of the Board and Chief Executive Officer with respect to the other Executive Officers. The members of the Compensation Committee also utilize the services of an independent consulting firm to provide advice on the size and frequency of equity awards. Typically, the option awards are granted twice a year.

         In September 2001, the Compensation Committee approved a tender offer to exchange outstanding options with an exercise price of $10.00 per share or more for a promise to grant new replacement options on April 19, 2002 with an exercise price equal to the closing sales price of the Class A Common Stock on such date. The Compensation Committee elected to make directors and members of the executive management committee ineligible to participate in such tender offer. In addition, Vice Presidents were required to agree to a new vesting schedule if they participated in the tender offer. The Compensation Committee determined that because a large number of the outstanding options, whether or not they were currently exercisable, had exercise prices equal to or greater than $10.00 per share, which was significantly higher than the then current market price of the shares, these options no longer provided adequate incentive for performance and key employee retention. By making the offer to exchange the outstanding options for new options, the Compensation Committee intended to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees, and thereby maximize stockholder value.

         Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its Executive Officers. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

         Tax Limitations on Deductibility. The Compensation Committee takes into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to the Company's highest paid Executive Officers when it is determining compensation for its Executive Officers. The Compensation Committee has attempted, where possible, to structure its formal bonus and equity plans to qualify for the "performance-based" exception to the deduction limitation.

         Compensation of the Chief Executive Officer. The salary paid by the Company to Mr. Lund in 2001 was determined in accordance with the policies set forth above. The Compensation Committee had previously reduced Mr. Lund's base salary in order to make his total compensation more performance-based. The Compensation Committee believes Mr. Lund's salary is commensurate with the compensation paid by companies of comparable size and within the Company's industry. The Company paid $346,885 in bonuses to Mr. Lund based on the Company's revenue and operating profit performance in 2001 compared to targeted goals which are based on local currency performance. In addition, a year-end payment that was equivalent, on a percentage basis of base salary, to the year-end payments provided to all corporate employees as described above was provided to Mr. Lund. The Compensation Committee elected not to make any equity awards to Mr. Lund in 2001 because of existing incentives tied to the performance of the Company.

         Conclusion. The Compensation Committee believes that the concepts discussed above further the stockholders' interests and that Executive Officer compensation encourages responsible management of the Company. The Compensation Committee regularly considers the effect of management compensation on stockholder interests. In the past, the Compensation Committee based its review, in part, on the experience of its own members and on information requested from management personnel. The Compensation Committee also regularly seeks input from an independent executive compensation and benefits consulting firm regarding the Company's compensation policies and strategies. In the future, these factors, reports of the Compensation Committee, and discussions with and information compiled by various independent consultants retained by the Company and the Compensation Committee will be used in determining Executive Officer compensation.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Daniel W. Campbell	Paula F. Hawkins
E.J. "Jake" Garn	Andrew D. Lipman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is comprised of Daniel W. Campbell, Paula F. Hawkins, E.J. "Jake" Garn, and Andrew D. Lipman. Mr. Lipman is associated with a law firm that provides legal services to the Company in connection with contractual and regulatory issues associated with telecommunications and enhanced data and voice communications products. See "Certain Relationships and Transactions" for more information concerning the relationship described above.

STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from December 31, 1996 through December 31, 2001. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index, and the index of publicly traded peers on December 31, 1996 and that all dividends were reinvested. The Company has elected to modify its peer group to include three new consumer product or direct selling companies (Dial Corporation, Estee Lauder, and Herbalife International) and remove Revlon, Inc. The three additional peers are more closely aligned with the Company's product line or distribution channel. The Company believes the new peer group is a good representation of consumer product and direct selling companies for comparison purposes. The publicly traded companies in the new peer group are Avon Products, Inc., Dial Corporation, Estee Lauder, Herbalife International, Nature's Sunshine Products, Inc., and Tupperware Corporation.

Measurement Period	Company	S&P 500 Index	Old Peer Group Index	New Peer Group Index

December 31, 1996	$ 100.00	$ 100.00	$ 100.00	$ 100.00
December 31, 1997	59.11	133.36	96.94	98.65
December 31, 1998	76.52	171.47	112.73	137.84
December 31, 1999	29.35	207.56	86.00	130.15
December 31, 2000	17.21	188.66	121.79	138.74
December 31, 2001	29.09	166.24	121.73	128.79

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors is responsible for monitoring the Company's financial auditing, accounting, and financial reporting processes and its system of internal controls on behalf of the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee. The Company's management has primary responsibility for the Company's internal controls and reporting process. The Company's independent public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the conformity of the Company's audited consolidated financial statements to generally accepted accounting principles. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, the Company's internal auditors, and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2001 were prepared in accordance with generally accepted accounting principles.

         The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with the Company's management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

•	PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm's independence.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent public accountants for the year ending December 31, 2002.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Daniel W. Campbell, Chairman
E.J. "Jake" Garn
Paula F. Hawkins
Andrew D. Lipman

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Distributor Stock Option Obligation

         Maple Hills Investment, Inc. ("Maple Hills"), formerly known as Nu Skin USA, Inc., previously agreed to reimburse the Company for the value of the Class A Common Stock that the Company is required to issue upon exercise of certain options granted to distributors of the Company resident in the United States. A total of $490,447 of this obligation was repaid in 2001.

         As set forth below, certain of the stockholders of Maple Hills were directors, executive officers or significant stockholders of the Company in 2001. The following table sets forth the ownership percentage in Maple Hills for each of the stockholders who is (i) a person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock as of March 10, 2002 (a "5% Stockholder"), (ii) a director of the Company, (iii) a Named Officer, or (iv) a family member of the foregoing persons.

Stockholder	Relationship With the Company	Percentage of Ownership

Blake M. Roney	Chairman of the Board and 5% Stockholder	30.3%

Steven J. Lund	President, Chief Executive Officer, Director and 5% Stockholder	5.0

Nedra D. Roney	5% Stockholder	25.3

Sandra N. Tillotson	Director, Named Officer and 5% Stockholder	14.2

Craig S. Tillotson	5% Stockholder	7.1

R. Craig Bryson	5% Stockholder	7.1

Brooke B. Roney	Director, Named Officer and 5% Stockholder	5.0

Kirk V. Roney	Family Member	5.0

Keith R. Halls	Former Director and Named Officer	.5

Big Planet Acquisition Note

         As part of the Company's acquisition of Big Planet, Inc. in 1999, the Company issued a promissory note in the principal amount of $14.5 million to Maple Hills. The note accrues interest at the rate of 6.5% and is payable in quarterly installments over three years. As of March 1, 2002, approximately $6.8 million remained outstanding.

         In 2001, Maple Hills reimbursed the Company approximately $1.17 million dollars for its share of the legal costs and settlement amounts associated with the Natalie Capone litigation that was settled in 2001. Maple Hills had previously agreed to assume liability for 50% of all costs and settlement amounts associated with such litigation. In addition, Maple Hills also paid the Company approximately $611,000 related primarily to a claim for indemnification made by the Company under the acquisition agreement for Nu Skin Canada, Inc. for a tax liability incurred by the Company related to a matter arising prior to the acquisition. The foregoing amounts were paid by offsetting amounts owing under $14.5 million note to Maple Hills described above.

Leases

         The Company leases its corporate offices, distribution center, and certain other property pursuant to lease agreements with two entities, Scrub Oak, Ltd. and Aspen Country L.L.C., owned by the following executive officers, directors, 5% or greater stockholders, and respective family members: Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson, and Rick A. Roney. In 2001, the Company incurred lease charges totaling approximately $2.2 million and $1.1 million, respectively, to Scrub Oak and Aspen Country.

Stockholders Partnership

         R. Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been distributors of the Company since 1984. Messrs. Bryson and Tillotson and Clara McDermott, the mother of Mr. Tillotson, are partners in an entity (the "Partnership") that receives substantial commissions on product sales from the Company. For the fiscal year ended December 31, 2001, total commissions paid to the Partnership were approximately $3.5 million. By agreement, the Company pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson and Ms. McDermott the flexibility of using their expertise and reputations in network marketing to motivate and train distributors to benefit the Company's distributor force generally, without having to focus solely on their own organizations.

         Craig S. Tillotson has three brothers who are distributors of the Company. For the year ended December 31, 2001, total commissions paid to these persons or the partnerships in which they are partners from the sale of Company products were approximately $1.9 million.

Stockholders Agreement

         Effective as of November 28, 1997, the original stockholders of the Company and certain of their transferees (the "Original Stockholders") entered into an amended and restated stockholders agreement with the Company (the "Stockholders Agreement"). The Original Stockholders and certain of their affiliates beneficially own shares having over 90% of the combined voting power of the outstanding shares of Common Stock of the Company. Each of the Original Stockholders has agreed to comply with the volume limitations of Rule 144 even if they are eligible to sell shares under Rule 144(k).

         The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock. In certain circumstances, the Original Stockholders are responsible to reimburse the Company for expenses associated with any registered offering. The Original Stockholders had an obligation that was outstanding during the first part of 2001 to reimburse the Company in the amount of approximately $1.5 million for expenses incurred by the Company that were associated with prior proposed public offerings and other related liquidity events and transactions. The outstanding balance accrued interest at an annual rate of 6.5% and was repaid in full in 2001.

Lease of Airplane

         The Company periodically charters air service from a charter company, Keystone Aviation LLC, in which Blake M. Roney, Chairman of the Board of the Company, currently owns a 50% interest. In 2001, the Company paid $242,901 to this charter company. Keystone Aviation, LLC, leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to the Company. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. In 2001, Arrow Plane, L.C. received payments of approximately $72,930 from Keystone Aviation related to charter services provided to the Company.

Certain Loans

         As part of his employment agreement, the Company previously loaned John Chou, the President of Nu Skin Taiwan, $1.0 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Company's bonus plan each year against the loan balance. If less than $100,000 is earned under the bonus plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. The outstanding balance of the loan at March 1, 2002, was approximately $500,000.

         On December 10, 1997, the Company loaned $5.0 million to Nedra D. Roney. This loan is secured by a pledge by Ms. Roney of 349,406 shares of Class B Common Stock and accrues interest at 6.0% per annum. The loan was made in connection with Ms. Roney's entering into the Stockholders Agreement, as amended. In 2001, $366,000 in interest had accrued on this loan. As of March 1, 2002, the outstanding principal balance and accrued interest of this loan was approximately $6.5 million.

         In March 2000, the Company loaned $500,000 to Grant F. Pace, the former President of Nu Skin. This loan was secured by real estate purchased by him for his primary residence. The loan accrued interest at 5.8% per annum, payable in semi-annual payments. As of March 2002, $150,000 remained outstanding.

         In July 2001, the Company loaned $500,000 to Joseph Chang, President of Pharmanex in connection with the purchase of a home. This loan is secured by real estate purchased by him for his primary residence. The loan bears interest at 5.03% per annum, payable in semi-annual payments. The principal is due and payable in full on the earlier of (i) July 5, 2006, (ii) the 180th day following Mr. Chang's voluntary termination of employment, (iii) the one-year anniversary of the termination of Mr. Chang's employment if it is terminated by the Company without cause, and (iv) 30 days after termination of employment if Mr. Chang is terminated for cause. The outstanding principal balance is currently $500,000.

         In October 2001, the Company loaned Lori Bush, President of Nu Skin, $815,000 for the purchase of a home in connection with her relocation to Utah. The loan is secured by the home purchased by her. The loan bears interest at 4.5% per annum, payable in semi-annual payments. The principal is due and payable on the earlier of (i) May 1, 2002, (ii) the 90th day following the closing of the sale of Ms. Bush's residence located in Colorado, and (iii) the 180th day following the date of the termination of employment, unless such termination is for cause, in which event, the loan is due and payable 30 days after termination. As of March 31, 2002, the outstanding principal balance was approximately $583,000.

Other

         Andrew D. Lipman, a director of the Company, is a partner in the law firm Swidler Berlin Shereff Friedman LLP ("Swidler Berlin"). Swidler Berlin provides legal services to the Company in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet.

         The Company currently employs a brother of Blake M. Roney and Brooke B. Roney and two brothers-in-law of Blake M. Roney who make in excess of $60,000 per year. The Company paid these individuals an aggregate of $338,923 in compensation in 2001. In addition, these employees also participated in the employee benefit plans available generally to employees of the Company.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP, the Company's independent public accountants for the fiscal year ended December 31, 2001, was selected by the Board of Directors of the Company to act in the same capacity for the fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

         Fees billed to the Company by PricewaterhouseCoopers LLP for the year ended December 31, 2001 are as follows:

         Audit Fees. Audit fees for the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled approximately $580,000.

         Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide services to the Company regarding financial information systems design and implementation during the last fiscal year.

         All Other Fees. Fees billed for all other non-audit services, including tax-related services, provided during the last fiscal year totaled approximately $1.1 million.

Vote Required and Board of Directors’ Recommendation

         Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against Proposal 2. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION OF THE COMPANY'S SELECTION OF INDEPENDENT ACCOUNTANTS.

OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for next year's annual meeting, the written proposal must be received by the Company no later than December 13, 2002. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year's annual meeting, written notice must be received by the Company no later than December 13, 2002 and shall contain such information as required under the Company's Bylaws.

         In addition, the Company's Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to the Company. In order to make a director nomination at a stockholder meeting, a stockholder must notify the Company not fewer than 120 days in advance of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. Thus, since April 12, 2002 is specified as the date of this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by the Company no later than December 13, 2002 (i.e., 120 days prior to April 12). In addition, the notice must meet all other requirements contained in the Company's Bylaws.

         A stockholder may contact the Corporate Secretary of the Company at its headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ANNUAL REPORT TO STOCKHOLDERS

         The Annual Report to Stockholders concerning the operation of the Company for the fiscal year ending December 31, 2001, including financial statements, is enclosed with this Proxy Statement.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Charles N. Allen, Director, Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

/s/ Blake M. Roney
Blake M. Roney
Chairman of the Board

DATED: April 12, 2002

APPENDIX A - FORM OF PROXY

NU SKIN ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2002

         The undersigned hereby appoints Steven J. Lund and M. Truman Hunt, as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 9, 2002 at 4:00 p.m., Mountain time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement; and, at the proxies discretion, upon any other matters which may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ X ]	Please mark your votes as indicated in this example.

FOR ALL NOMINEES listed at the right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right

1.	Elect members of the Board of Directors of the Company	[ ]	[ ]	Nominees:	Blake M. Roney Steven J. Lund Sandra N. Tillotson Brooke B. Roney Max L. Pinegar
Instructions: To WITHHOLD AUTHORITY to vote for any individual nominee, draw a line through (or otherwise strike-out) the nominee's name in the list to the right.	E.J. "Jake" Garn Paula F. Hawkins Daniel W. Campbell Andrew D. Lipman Takashi Bamba

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ended December 31, 2002	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxyholders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR THE PROPOSAL SET FORTH ABOVE.

(Signature) (SEAL)	(Signature) (SEAL)	Dated: , 2002
Important: Please sign as name(s) appear(s) on the proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.